CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 26, 2019, relating to the financial statements and financial highlights, which appears in the Annual Report on Form N-CSR for the year ended May 31, 2019 of AMG Managers Essex Small/Micro Cap Growth Fund, one of the series constituting AMG Funds. We also consent to the references to us under the headings “Disclosure of Portfolio Holdings”, “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, Massachusetts

September 27, 2019